Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DISH DBS Corporation:

We consent to the use of our report dated February 24, 2020, with respect to the consolidated balance sheets of DISH DBS Corporation and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2019, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our audit report covering the December 31, 2019 consolidated financial statements refers to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended, effective January 1, 2018, and also references the adoption of Accounting Standards Update No. 2016-02, Leases, as amended, effective January 1, 2019.

/s/ KPMG LLP

Denver, Colorado
August 19, 2020